EXHIBIT 3.49

The Companies Acts 1985 to 1989 Company

limited by shares

Memorandum and Articles of Association

GC Impsat Holdings III Limited

Registered Number 6056401 Incorporated 17th January 2007

THE COMPANIES ACTS 1985

PRIVATE COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

GC IMPSAT HOLDINGS III LIMITED

(As adopted by Special Resolution passed 17 January 2007)

1 The name of the Company is GC Impsat Holdings III Limited

2 The registered office of the Company will be situated in England and Wales.

3 The objects for which the Company is established are:

(A) To carry on business as a general commercial company.

(B) To carry on any other business which may in the opinion of the directors of the Company be capable of being conveniently carried on in connection with any business which the Company is authorised to carry on or which may seem capable of being directly or indirectly to the benefit of the Company.

(C) To purchase or otherwise acquire all or any part of the business, property and other assets and liabilities of any company, partnership, unincorporated association or person or establish or promote any company which may be expedient for any of the purposes of the Company or carrying on any business which the Company is authorised to carry on, and upon any terms and for any consideration, and to conduct and carry on, or liquidate and wind up, any such business.

(D) To enter into partnership with or into any joint venture with or any arrangement involving sharing of profits, union of interests, reciprocal concessions or any other form of co-operation with any person or company carrying on or about to carryon or be engaged in any business or transaction which the Company is authorised to carry on, upon any terms and for any consideration.

(E) To take part in the formation or management or control of the business of any company, firm, partnership or person, on such terms and with such provision for the remuneration of persons involved with or connected with such business as the Company may think fit.

(F) To establish, promote, control or otherwise assist any company or companies for the purpose of acquiring any of the property of the Company or furthering any of the objects of the Company.

(G) To take or otherwise acquire, hold, sell or otherwise deal with any shares. securities or obligations of any company, Whether constituted or carrying on business within or outside the United Kingdom other securities of any kind and in any part of the world and to issue or guarantee the issue of, or the payment of interest on, any such shares or securities, and to payor provide for brokerage, commission and underwriting in respect of any such issue.

(H) To purchase, take on lease or in exchange, or otherwise acquire for the purpose of the Company, any real or personal property which to the Company may seem suitable or convenient for any purposes of its business.

(I) To purchase or otherwise acquire, erect, maintain, reconstruct and adapt any offices, workshops, mills, plant, machinery and other things found necessary or convenient for the purposes of the Company.

(3) To apply for and take out, purchase or otherwise acquire any designs, trade marks, patents, patent rights or inventions, copyright, secret processes, licenses, or any like rights which may be useful for the purposes of any of the Company’s businesses or which may be directly or indirectly to the benefit of the Company, and to use, exercise, develop, grant licenses in respect of or otherwise deal with the rights and information so acquired.

(K) To manufacture, buy, sell, hire, repair, improve and generally deal in all materials, machinery, tools, goods or articles of any kind which may be required or used in connection with any of the businesses of the Company.

(L) To sell, let on lease or otherwise dispose of or grant rights over the business, undertakings and real and personal property of the Company on such terms as the Company shall determine.

(M) To accept shares (fully or partly paid-up), stocks, the debentures, mortgage debentures or any other securities of any other company in payment or part payment for any services rendered or for any sale made to or debt owing from any such company, and to hold, sell or otherwise deal or dispose of any shares, stock or securities so acquired.

(N) To draw, make, accept, endorse, discount, issue or execute any bills of exchange, cheques, promissory notes and other negotiable or transferable instruments.

(O) To borrow, raise money or secure obligations and enter into any guarantee, contract or indemnity or suretyship whether or personal covenant or otherwise in respect of the obligations of any kind of the Company or any other company, firm, authority or person, wherever the same may be situate, and including without prejudice to the generality of the foregoing any company which is for the time being in relation to the Company a holding company or subsidiary of any such holding company (within the meaning of the Act) and for any of such purposes to issue debentures, debenture stock, bonds, mortgages or any securities, founded or based upon all or any of the property and rights of the Company, including its uncalled capital, or without any such security, and upon such terms as to priority or otherwise, as the Company shall think fit.

(P) To receive money on deposit, with or without allowance for interest.

(Q) To advance and lend money (with or without security) to such persons and on such terms as may be thought proper.

(R) To invest the monies of the Company not immediately required in such manner as from time to time may be determined by the Company.

(S) To provide for the welfare of persons in the employment of the Company or formerly in the employment of the Company or its predecessors in business or any subsidiary or associated company of the Company, and the wives, widows and families and dependents of such persons, by grants of money, donations, gratuities, pensions or other payments, and to establish and maintain or procure the establishment of any non-contributory or contributory pension, provident or superannuation funds, or any other trusts, funds and schemes with a view to providing for the payments aforesaid.

(T) To subscribe or otherwise contribute to or help any charitable, benevolent or useful object of a public character including (without prejudice to the generality of the foregoing) objects promoted by any educational, scientific or religious institution or trade society, whether or not such objects be connected with the business of the Company, and to institute or maintain any club or establishment.

(U) To amalgamate with any other company.

(V) To distribute in specie or otherwise as may be resolved any assets of the Company among its members including (without prejudice to the generality of the foregoing) the shares, debentures or securities of any other company formed to take over the whole or part of the assets or liabilities of the Company, but so that if such distribution would result in a reduction in the capital of the Company, the same does not take place without first obtaining the sanction (if any) required by law.

(W) To do all or any of the matters hereby authorised in any part of the world either alone or in conjunction with, or as factors, trustees or agents for, any other companies or persons, or by or through any factors, trustees or agents.

(X) To do all such things as the Company may deem incidental or conducive to the attainment of any of the above objects of the Company.

In construing the objects set forth in the sub-clauses hereinbefore set out, the widest interpretation shall be given and they shall in no way be limited by reference to the objects setout or the wording employed in any other sub-clause or by the name of the Company, and none of the objects or powers specified in any sub-clause shall be deemed to be subsidiary or ancillary to the objects and powers specified in any other sub-clause.

4 The liability of the members is limited.

5 The share capital of the Company is £1,000.00 divided into 1,000 Ordinary shares £1.00 each.

I, the subscriber to this Memorandum of Association, wish to be formed into a Company in pursuance to the Memorandum of Association, and I agree to take the number of shares shown opposite my name,

Name and address of subscriber

CHALFEN NOMINEES LIMITED ONE SHARE 2ND FLOOR 93A RIVINGTON STREET LONDON EC2A 3AY

Dated: 17 January 2007

THE COMPANIES ACT 1985 PRIVATE COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

GC IMPSAT HOLDINGS III LIMITED

Registered Number: 6056401 Incorporated: 17 January 2007

THE COMPANIES ACT 1985

PRIVATE COMPANY LIMITED BY SHARES

ARTICLES of ASSOCIATION

of

GC IMPSAT HOLDINGS III LIMITED

(As adopted by Special Resolution passed 17 January 2007)

1.	Table A

1 The Regulations in Table A in the schedule to the Companies (Tables A to F) Regulations 1985, as amended at the date of adoption of these Articles (“Table A”), shall except where the same are excluded or varied by or inconsistent with these Articles apply to the Company. No other regulations set out in any statute or statutory instrument concerning companies shall apply as regulations of the Company.

2	Interpretation

2.1	In these Articles unless the context otherwise requires:

“an Address” in relation to electronic communications includes any number or address used for the purposes of such communications;

“these Articles” means these Articles of Association in their present form or as from time to time altered;

the “Companies Acts” means every statute from time to time in force concerning companies insofar as the same applies to the Company;

“Member” means a member of the Company;

every reference in Table A to the “Act” shall be construed as if the reference were to the Companies Act 1985;

any words or expressions defined in the Companies Act 1985 in force at the date when these Articles or any part thereof are adopted shall bear the same meaning in these Articles or such other part (as the case may be);

where for any purpose an ordinary resolution of the Company is required, a special or extraordinary resolution shall also be effective, and where an extraordinary resolution is required a special resolution shall also be effective.

3.	Unissued share capital

3.1	Subject to the provisions of the Companies Acts and these Articles and to any direction to the contrary which may be given by ordinary or other resolution of the Company, any unissued shares of the Company (whether forming part of the original or any increased capital) shall be at the disposal of the Directors who may offer, allot, grant options over or grant any right or rights to subscribe for such shares or any right or rights to convert any security into such shares or otherwise dispose of them to such persons, at such times and for such consideration and upon such terms and conditions as the Directors may determine.

3.2	For the purposes of section 80 of the Companies Act 1985, the Directors are generally and unconditionally authorised to exercise all powers of the Company to allot relevant securities as defined in the said section up to an aggregate nominal amount of the unissued share capital as at the date of adoption of these articles. This authority shall expire five years from the date of incorporation of the Company but may be previously revoked or varied by the Company in general meeting and may from time to time be renewed by the Company in general meeting for a further period not exceeding five years. The Company may make an offer or agreement before the expiry of this authority that would or might require relevant securities to be allotted after this authority has expired and the Directors may allot relevant securities in pursuance of any such offer or agreement as if this authority had not expired.

3.3	This Article shall not apply to redeemable shares which shall be governed by the provisions of Article 4 of these Articles.

3.4	Sub-section (1) of section 89 and sub-sections (1) to (6) (inclusive) of section 90 of the Companies Act 1985 shall not apply.

4.	Redeemable shares

4.1	Subject to the provisions of the Companies Acts, any shares may, with the sanction of a special resolution, be issued on terms that they are, or at the option of the Company or the Member registered in respect of such shares are liable, to be redeemed on such terms and in such manner as may be provided for by these Articles. Regulation 3 of Table A shall not apply.

5.	Transfers of shares

5.1	The directors may, in their absolute discretion and without assigning any reason therefor, decline to register any transfer of any share, whether or not it is a fully paid share. Regulation 24 of Table A shall not apply.

6.	Notice of general meetings

6.1	Notice of every general meeting shall be given in any manner authorised by or under these Articles to all Members other than such as, under the provisions of these Articles or the terms of issue of the shares they hold. are not entitled to receive such notices from the Company, Provided that any Member may in writing or by electronic communication waive notice of any meeting either prospectively or retrospectively and if he shall do so it shall be no objection to the validity of such meeting that notice was not given to him.

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7.	Proceedings at general meetings

7.1	At any general meeting a poll may be demanded by the Chairman or by any Member present in person or by proxy and Regulation 46 of Table A shall be varied accordingly.

8.	Votes of Members

8.1	Subject to any rights or restrictions for the time being attached to any class or classes of shares, on a show of hands every Member present in person and every person present as a proxy for a Member or Members shall have one vote, and on a poll every Member shall have one vote for each share of which he is the holder. Regulations 50 and 54 of Table A shall not apply.

8.2	The appointment of a proxy and the power of attorney or other authority (if any) under which it is Signed, or a notarially certified copy of such power or authority, shall, in the case of an appointment in writing, be deposited at the registered office of the Company (or at such other place in the United Kingdom as is specified for that purpose in the notice of meeting or any instrument of proxy sent by the Company in relation to the meeting) not less than twenty-four hours before the time for holding the meeting or adjourned meeting at which the person named in the appointment proposes to vote, or handed to the Chairman of the meeting or adjourned meeting before the commencement of such meeting or, in the case of an appointment contained in an electronic communication, where an address has been specified in:

(A) the notice convening the meeting; or

(B) in any instrument of proxy sent out by the Company in relation to the meeting; or

(C) in any invitation contained in an electronic communication to appoint a proxy issued by the Company in relation to the meeting shall be received at such address not less than twenty-four hours before the time for holding the meeting or adjourned meeting. In default, the appointment shall not be treated as valid. Regulation 62 of Table A shall not apply.

9.	Alternate Directors

9.1	An alternate Director may be paid expenses and shall be entitled to be indemnified by the Company to the same extent mutatis mutandis as if he were a Director but shall not be entitled to receive from the Company any fee in his capacity as an alternate Director except only such part (if any) of the remuneration otherwise payable to the Director appointing him as such Director may by notice in writing to the Company from time to time direct and Regulation 66 of Table A shall be varied accordingly.

10.	The seal

10.1

The Company may exercise all the powers conferred by the Companies Acts with regard to having any official seal, or otherwise in relation to the execution of documents by the Company, and such powers shall be vested in the Directors. Any document to which an official seal is affixed shall be signed by such persons, if any, as the Directors may from time to time determine and unless otherwise so determined shall be signed by a Director and by the Secretary or a second Director. Any document to which an official seal is affixed or which is otherwise executed by the Company shall be delivered at such time, and in such manner, as the Directors may from time to time determine, and shall no! be deemed to be delivered by the Company solely as a result of having been executed by the Company. Regulation 101 of Table A shall not apply.

11.	Delegation of Directors’ powers

11.1	The Directors may delegate any of their powers to committees consisting of such person or persons (whether Directors or not) as they think fit. The Directors may also entrust to and confer upon any Director any of the powers exercisable by them. Any such delegation may be made upon such terms and conditions and with such restrictions as they may think fit, and either collaterally with or to the exclusion of their own powers, and the Directors may from time to time revoke, withdraw, alter or vary all or any of such powers. Subject to any such terms, conditions or restrictions, the proceedings of a committee with two or more members shall be governed by these Articles regulating the proceedings of directors so far as they are capable of applying. Regulation 72 of Table A shall not apply.

12.	Appointment and retirement of Directors

12.1	Without prejudice to any other provisions of or incorporated in these Articles governing the appointment and removal of Directors, any Member or Members holding a majority in nominal value of such of the issued share capital for the time being of the Company as carries the right of attending and voting at general meetings of the Company may by memorandum in writing signed by or on behalf of him or them and delivered to the registered office of the Company or tendered at a meeting of the Board, or of the Company in general meeting, or sent by electronic communication, at any time and from time to time appoint any person to be a Director either to fill a casual vacancy or as an addition to the existing Directors or remove any Director from office howsoever appointed.

12.2	The Directors and the Company by ordinary resolution shall each have power at any time and from time to time to appoint any person to be a Director either to fill a casual vacancy or as an addition to the existing Directors. Any Director so appointed shall (subject to Regulation 81 of Table A and to the provisions of the Companies Acts) hold office until he is removed pursuant to these Articles.

12.3	Regulations 73 to 80 (inclusive), Regulation 81(e) and the last sentence of Regulation 84 of Table A shall not apply.

12.4	The following paragraph shall be added to the end of Regulation 81 of Table A:

“(f) shall be required to resign his office by notice in writing lodged at the Registered Office signed by the holder or holders of not less than three-fourths of the nominal value of the issued shares of the Company”.

12.5	The Company may, by extraordinary resolution remove any director (including a managing director but without prejudice to any claim he may have for damages) before the expiration of his period of office, and may, by ordinary resolution, appoint another person in his stead.

13.	Directors’ gratuities and pensions

13.1

The Directors on behalf of the Company may exercise all the powers of the Company to grant pensions, annuities, gratuities and superannuation or other allowances and benefits in favour of any person including any Director or former Director or the relations, connections or dependants of any Director or former Director. A Director or former Director shall not be

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accountable to the Company or the Members for any benefit of any kind conferred under or pursuant to this Article and the receipt of any such benefit shall not disqualify any person from being or becoming a Director of the Company.

14.	Proceedings of Directors

14.1	The Directors may meet for the despatch of business, adjourn and otherwise regulate their meetings as they think fit. Questions arising at any meetings shall be determined by a majority of votes. In case of an equality of votes the chairman of the meeting shall have a second or casting vote. A Director may, and the Secretary at the request of a Director shall, at any time call a meeting of the Directors. Notice of any meeting of the Directors may be given by any electronic communication. It shall not be necessary to give notice of a meeting of the Directors to any Director for the time being absent from the United Kingdom unless:

(A) he has given to the Company an address, whether within or outside the United Kingdom, at which notices can be served on him, or

(B) in the opinion of the Secretary or Director calling the meeting it is possible at the time notice is to be given to give him such notice by electronic communication and it will be possible for him to participate in the meeting by telephone or other communication equipment as referred to in Regulation 14.3 of these Articles.

14.2	Meetings may be held in any part of the world.

14.3	The quorum necessary for the transaction of the business of the Directors may be fixed from time to time by the Directors and, unless so fixed at any other number, shall be one, provided always that a quorum shall only exist if at least one director, as appointed by the Member or Members holding a majority in nominal value of such of the issued share capital for the time being of the Company as carries the right of attending and voting at general meetings of the Company, is present. An alternate Director shall, if his appointor is not present, be counted in the quorum A meeting of the Directors at which a quorum is present shall be competent to exercise all powers and discretions for the time being exercisable by the Directors. Any Director who ceases to be a Director at a meeting of the Directors may continue to be present and act as a Director, and be counted in the quorum, until termination of the meeting if no other Director objects and if otherwise a quorum of Directors would not be present.

14.4	A Director shall be treated as present in person at a meeting of the Directors notwithstanding that he is not physically present at the place where the meeting is held if he is in communication with the meeting by conference telephone or other communication equipment permitting each person physically present at or so in communication with the meeting to hear and be heard by each other such person. Such a Director shall be counted in the quorum of the meeting and shall be entitled to vote thereat.

14.5	Subject to the provisions of these Articles and provided a Director shall have disclosed such interest in accordance with Regulation 85 of Table A, a Director shall be entitled to vote in respect of any transaction, contract, arrangement or agreement with the Company in which he is in any way, whether directly or indirectly, interested and if he shall do so his vote shall be counted and he shall be taken into account in ascertaining whether a quorum is present. For the purpose of this Article, an interest of a person who is, for any purpose of the Act, connected with a Director shall be treated as an interest of the Director and, in relation to an alternate Director, an interest of his appointor shall be treated as an interest of the alternate Director without prejudice to any interest which the alternate Director has otherwise.

14.6	Regulations 88-89 (inclusive) and 94-98 (inclusive) of Table A shall not apply.

15.	Notices

15.1	Any notice or other document (including a share certificate or other document of title) may be served on or delivered to any Member by the Company either personally or by sending it through the post in a prepaid letter addressed to such Member at his registered address as appearing in the Register of Members, or by delivering it to or leaving it at such registered address, addressed as aforesaid, or (except for a share certificate or other document of title) by giving it using electronic communications to an address notified to the company for that purpose by the Member. In the case of joint holders of a share, service or delivery of any notice or other document on or to one of the joint holders shall for all purposes be deemed a sufficient service on or delivery to all the joint holders. Any notice or other document served or delivered in accordance with these Articles shall be deemed duly served or delivered notwithstanding that the Member is then dead or bankrupt or otherwise under any legal disability or incapacity and whether or not the Company had notice thereof. Any such notice or other document sent by first-class post shall be deemed to have been served or delivered on the day after the day when the same was put in the post, and in proving such service or delivery it shall be sufficient to prove that the notice or document was properly addressed, prepaid and put in the post. Any such notice or other document sent by an electronic communication shall be deemed to have been served 48 hours after the same was sent and proof that the same was sent in accordance with guidance issued by the Institute of Chartered Secretaries and Administrators shall be conclusive evidence that the notice was given. Regulations 112, 115 and 116 of Table A shall not apply.

16.	Winding up

16.1	If the Company shall be wound up (whether the liquidation is voluntary, under supervision, or by the Court) the liquidator may, with the authority of an extraordinary resolution and subject to any provision sanctioned in accordance with the provisions of !he Companies Acts, divide among the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such values as he deems fair upon any assets to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The Liquidator may, with the like authority, vest the whole or any part of the assets in trustees upon such trusts for the benefit of Members as the Liquidator with the like authority shall think fit, and the liquidation of the Company may be closed and the Company dissolved, but so that no contributory shall be compelled to accept any shares or other property in respect of which there is a liability and the Liquidator may make any provision referred to in and sanctioned in accordance with the provisions of the Companies Acts. Regulation 117 of Table A shall not apply.

17.	Indemnity

17.1

Subject to the provisions of the Companies Acts, the Company may purchase and maintain for any of the Company’s Directors, alternate Directors, Auditors, Secretaries and other officers insurance against any liability which by virtue of any rule of law would otherwise attach to any such person in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the Company and (whether or not any such insurance is effected) every such person shall be entitled to be indemnified by the

Company against all costs, charges, losses, expenses and liabilities incurred by him in the execution and discharge of his duties or in relation thereto including any liability incurred by him in defending any proceedings, civil or criminal, that relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company and in which judgment is given in his favour (or the proceedings otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted by the Court. Regulation 118 of Table A shall not apply.

Name and address of subscriber CHALFEN NOMINEES LIMITED 2ND FLOOR 93A RIVINGTON STREET

LONDON EC2A 3AY

Dated: 17 January 2007

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